UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                    )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
XPLORE TECHNOLOGIES CORP.
(Name of Registrant As Specified In Its Charter)
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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

XPLORE TECHNOLOGIES CORP.
14000 Summit Drive, Suite 900
Austin, Texas 78728

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Stockholders:

This notice is to advise you that, on July   , 2007, we sought and obtained the written consent of the holders of a majority of our outstanding shares of voting stock, in lieu of a special meeting of stockholders, approving the issuance of securities in connection with a proposed private placement involving the potential issuance of greater than 25% of our shares of common stock outstanding immediately prior to the private placement. The terms of the private placement are described in the attached Information Statement.

You are encouraged to carefully read the attached Information Statement for further information regarding this action. In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, stockholder approval of the action described herein will be deemed ratified and effective at a date that is at least 20 days after the date the attached Information Statement has been mailed or furnished to our stockholders. The attached Information Statement is first being mailed or furnished to our stockholders on or about July   , 2007.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. The attached Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended, and Section 228 of the Delaware General Corporation Law.

By Order of the Board of Directors,
Michael J. Rapisand
Corporate Secretary and Chief Financial Officer

Austin, Texas
July   , 2007

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

XPLORE TECHNOLOGIES CORP.
14000 Summit Drive, Suite 900
Austin, Texas 78728

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed or furnished to the stockholders of Xplore Technologies Corp., a Delaware corporation, in connection with the approval by holders representing in excess of a majority of our shares of voting stock, voting together as a single class, of the issuance of securities in a private placement which may result in the issuance of shares of common stock in excess of 25% of our shares of common stock outstanding immediately prior to the closing of the private placement, which was sought and obtained in order to comply with Section 607 of the Toronto Stock Exchange Company Manual.

In order to minimize the costs and expenses and management time involved in seeking stockholder approval, our Board of Directors sought and obtained the written consent of the holders of approximately [   %] of our outstanding shares of voting stock (which consists of common stock, Series A Preferred Stock and Series B Preferred Stock), voting together as a single class. Accordingly, all necessary stockholder approval in connection with the matters referred to herein has already been obtained and this Information Statement is being furnished to you for information purposes only as required by Section 14(c) of the Securities Exchange Act of 1934, as amended, and Delaware law.

This Information Statement is first being mailed or furnished to our stockholders on or about July   , 2007. We have fixed July 13, 2007 as the record date for the determination of stockholders entitled to receive this Information Statement.

ACTION TAKEN BY WRITTEN CONSENT OF THE STOCKHOLDERS

Private Placement

We have commenced a private placement of up to 20 million Units, at a purchase price of $0.50 per Unit, with each Unit consisting of one share of Series C Preferred Stock and one warrant (which we refer to as the Warrants) to purchase one-half of one share of common stock at an exercise price of $0.50 per share. We are making the private placement to raise up to $10,000,000 in gross proceeds for working capital and general corporate purposes, including the development and marketing of new lines of rugged mobile computers.

Pursuant to Section 607 of the Toronto Stock Exchange Company Manual, stockholder approval is required for a transaction which may result in the issuance by us of shares of common stock in excess of 25% of our outstanding common stock, on a non-diluted basis, prior to the date of closing. Because the aggregate number of shares of common stock issuable upon conversion of the Series C Preferred Stock and the exercise of the Warrants (based on the current conversion and exercise prices) exceeds 25% of our outstanding shares of common stock, we were required to obtain stockholder approval of the issuance of the Series C Preferred Stock and the Warrants. Accordingly, our Board of Directors has sought and obtained from our stockholders who represent more than a majority of our shares of voting stock, voting together as a class, approval of our issuance of the Series C Preferred Stock and Warrants in accordance with Section 607 of the Toronto Stock Exchange Company Manual. There is no guarantee that the holders of the Series C Preferred Stock and the Warrants will convert or exercise their securities in the future. The likelihood that the holders of the Series C Preferred Stock will convert or the holders of the Warrants will exercise their securities depends on many factors, including the then current trading price of our common stock. At this time, we have not received any indication from the private placement investors that they intend to convert their shares of Series C Preferred Stock or exercise their Warrants at any particular time in the future. The Series C Preferred Stock has mandatory conversion features as described herein.

Effective Date

Under applicable federal securities laws, the written consent of our stockholders (authorizing the issuance of securities which may result in the issuance of shares of our common stock in excess of 25% of our common stock outstanding immediately prior to the closing of the private placement) cannot be effective until at least 20 calendar days after this Information Statement is distributed to our stockholders.

GENERAL

This Information Statement is first being mailed or furnished to our stockholders on or about July   , 2007. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock, Series A Preferred Stock and Series B Preferred Stock.

VOTE OBTAINED—DELAWARE LAW

Delaware General Corporation Law Section 228(a) provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were presented and voted. In accordance with Section 228(a) of the Delaware General Corporation Law, we obtained the written consent of the holders of approximately [   %] of our shares of voting stock (which consists of common stock, Series A Preferred Stock and Series B Preferred Stock), voting together as a single class.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the close of business on the record date, there were 64,904,670 shares of our common stock, 63,472,895 shares of our Series A Preferred Stock and 9,988,513 shares of our Series B Preferred Stock issued and outstanding. Each outstanding share of common or preferred stock entitles the holder to one vote per share.

DESCRIPTION OF THE SECURITIES

Pursuant to the private placement, we are offering 20,000,000 shares of Series C Preferred Stock and Warrants to purchase 10,000,000 shares of common stock. The securities will be offered and sold in Units at a purchase price of $0.50 per Unit, with each Unit consisting of one share of Series C Preferred Stock and one Warrant to purchase one-half of one share of common stock.

Series C Preferred Stock

The rights and preferences of our Series C Preferred Stock are set forth in our Certificate of Designation of Series C Convertible Preferred Stock of Xplore Technologies Corp., which we refer to as the certificate of designation. We intend to file the certificate of designation with the Secretary of State of the State of Delaware prior to the closing of the private placement. The following is a summary of the rights and preferences of our Series C Preferred Stock as set forth in the certificate of designation.

Voting.   Each share of Series C Preferred Stock will be entitled to vote together with our other stockholders on an as-converted basis, and not as a separate class, except as required by law or our certificate of designation. In addition, so long as at least 10% of the shares of Series C Preferred Stock originally issued remain outstanding, our company may not, without the consent of the holders of a majority of the voting power of our Series C Preferred Stock, take any of the following actions:

•       amend, alter or repeal any provision of our certificate of incorporation or by-laws in a manner adverse to holders of our Series C Preferred Stock;

•       create, authorize or issue any class or series of shares unless the same ranks junior to the Series C Preferred Stock with respect to liquidation and dividends or increase the authorized number of shares of Series C Preferred Stock; or

•       purchase or redeem or pay any dividend on any of our capital stock prior to the Series C Preferred Stock, other than dividends on our shares of Series A or Series B Preferred Stock as authorized by our certificate of incorporation.

Dividends.   The Series C Preferred Stock carries an annual 5% dividend, payable quarterly, at our option in either cash, or subject to the approval of the Toronto Stock Exchange or such other Canadian or United States securities exchange or quotation system which on the date of determination constitutes the principal securities market for our common stock, in that number of shares of common stock determined by dividing the amount of the applicable dividend payment then payable by the U.S. dollar equivalent of the volume weighted average trading price of our common stock on such principal securities market for the 10 trading days ending on the third trading day preceding the applicable dividend payment date, less, if applicable, the maximum discount permitted by such principal securities market at that time.

Liquidation Preference.   In the event of a liquidation, dissolution or winding up of our company, which we refer to as a liquidation, the holders of the Series C Preferred Stock will be entitled to receive, in preference to the holders of our common stock, but pari passu with the holders of our Series A and Series B Preferred Stock, an amount equal to the greater of $0.50 per each share of Series C Preferred Stock, plus any accrued and unpaid dividends, or such amount per share as would have been payable had each share of Series C Preferred Stock been converted into common stock immediately prior to the liquidation (which we refer to as the Series C Liquidation Preference). A merger or consolidation (other than one in which shareholders of our company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of our assets will be treated as a liquidation and will also trigger the payment of the Series C Liquidation Preference, unless the holders of the Series C Preferred Stock elect otherwise.

Optional Conversion.   Our shares of Series C Preferred Stock convert initially on a one-for-one basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. If we issue additional securities at a purchase price less than the then current conversion price of the Series C Preferred Stock (which initially is $0.50 per share), the conversion price will be adjusted in accordance with the formula described in our certificate of designation; provided, that the conversion price will not in any event be less than $0.40 per share.

Mandatory Conversion.   Each share of Series C Preferred Stock will automatically be converted into shares of common stock at the then applicable conversion rate upon:

•       the closing of a firm commitment underwritten public offering of our common stock with a price of not less than $0.85 per share (subject to adjustment for dividends, splits, combinations and similar events) and net proceeds of not less than $20 million;

•       the conversion of 100% of our then outstanding shares of Series A Preferred Stock; or

•       the vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

Warrants

The Warrants are warrants to purchase one-half of one share of common stock and have an exercise price equal of $0.50 per share. They may be exercised at any time after the closing of the private placement for a period of two years. The Warrants have standard provisions for the adjustment of the exercise price of the Warrant to prevent dilution.

Registration Rights

We intend to register the shares of common stock underlying the Series C Preferred Stock and the Warrants, together with the shares of the Series A and B Preferred Stock, following the closing of the private placement. In addition, holders of the Series C Preferred Stock and Warrants will be entitled to “piggy-back” registration rights, subject to customary exceptions and limitations. We will pay the registration expenses, other than stock transfer taxes, underwriters’ discounts and commissions, and any attorneys’ fees of the investors.

Plan of Distribution

In connection with the private placement, we have engaged selling agents, which we refer to as Agents, to offer and sell the securities. In consideration for their services, each Agent will receive at closing a selling commission of six percent (6%) of the gross proceeds sold by the Agent and accepted by us in the private placement, and warrants, which we refer to as the Agent Warrants, to purchase, for a period of two years from closing, that number of shares of common stock equal to six percent (6%) of the Series C Preferred Stock sold by the Agent and accepted by us in the private placement. The exercise price of the Agent Warrants will be equal to the greater of $0.50 per share or the current market price (determined in accordance with the rules of the Toronto Stock Exchange) of the shares of our common stock on the last trading day immediately preceding the date on which the Agent Warrants are issued. The Agent Warrants will have registration rights similar to those offered to the investors in the private placement.

Corporate Governance Provisions with Possible Anti-Takeover Effects

The provisions in our certificate of incorporation and by-laws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited takeover proposal that does not contemplate the acquisition of all of the outstanding shares of our common stock or an unsolicited proposal for the restructuring or sale of all or part of us. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not fewer than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede a stockholder’s ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to By-Laws

Our certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Notwithstanding the foregoing, our certificate of incorporation also provides that our by-laws may be amended by the stockholders by a vote of a majority in voting power of all shares of stock then entitled to vote at an election of directors, voting together as a single class.

APPRAISAL RIGHTS

Under Delaware law, our stockholders are not entitled to rights of appraisal with respect to the actions outlined in this Information Statement.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED ON

In connection with the private placement, we have entered into a standby letter of commitment with SG Phoenix LLC, which we refer to as SG Phoenix, an affiliate of our principal stockholder Phoenix Venture Fund LLC, pursuant to which SG Phoenix has agreed to purchase or cause to be purchased, at the offering price of $0.50 per Unit, 14 million Units, consisting of 14 million shares of Series C Preferred Stock and warrants to purchase 7 million shares of common stock, less the aggregate amount of Units sold in the private placement. In consideration for this commitment, we have agreed to pay SG Phoenix a cash fee equal to 6% of the gross amount of the Series C Preferred Stock it purchases or causes to be purchased in the private placement, and warrants to purchase, for a period of two years from closing, shares of common stock equal to 6% of the number of shares of Series C Preferred Stock SG Phoenix purchases or causes to be purchased in the private placement. The exercise price of the warrants will be equal to the greater of $0.50 per share or the current market price (determined in accordance with the rules of the Toronto Stock Exchange) of the shares of our common stock on the last trading day immediately preceding the date on which the warrants are issued. The exercise price of the warrants may be adjusted for dilutive events.

Philip S. Sassower, our Chief Executive Officer and Chairman of our Board of Directors, and Andrea Goren, a member of our Board of Directors, are the co-managers of SG Phoenix, and are the co-managers of the managing member of Phoenix Venture Fund LLC, our principal stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficially ownership of our outstanding capital stock as of July 13, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our executive officers and (iv) our directors and executive officers as a group.

	Common Stock Beneficially Owned			Series A Preferred Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of shares of Common Stock(2)		Percentage of Class(3)	Number of shares of Series A Preferred Stock		Percentage of Class(4)	Number of shares of Series B Preferred Stock	Percentage of Class(5)	Percentage of Combined Classes(6)
Philip S. Sassower	3,698,411	(7)	5.6%	13,676,370	(17)	21.5%	—	—	12.5%
Mark Holleran	1,288,891	(8)	1.9%	—		—	—	—	*
Michael J. Rapisand	936,917	(9)	1.4%	147,059		*	—	—	*
Gregory E. Arends	333,334	(10)	*	—		—	—	—	*
Brian E. Usher-Jones	513,750	(11)	*	—		—	—	—	*
Andrea Goren	210,000	(12)	*	—		—	—	—	*
Thomas F. Leonardis	200,000	(13)	*	—		—	—	—	*
Phoenix Venture Fund LLC 110 East 59th Street New York, NY 10022	14,801,039	(14)	19.0%	31,032,014	(18)	48.9%	—	—	30.3%
Alex and James Goren 150 East 52nd Street New York, NY 10022	3,505,534	(15)	5.4%	3,595,961	(19)	5.7%	—	—	5.1%
William Freas c/o Joseph Gunnar & Co. 30 Broad Street New York, NY 10004	124,233		*	—		—	2,941,177	29.4%	2.2%
Ross Irvine c/o Sky Capital LLC 110 Wall Street New York, NY 10005	39,864		*	—		—	1,000,000	10.0%	*
All directors and executive officers as a group (7 persons)	7,181,303	(16)	10.4%	13,823,429	(20)	21.8%	—	—	14.8%

                  * Represents less than 1% of class or combined classes.

          (1) Except as otherwise indicated above, the address of each stockholder identified is c/o Xplore Technologies Corp., 14000 Summit Drive, Suite 900, Austin, Texas 78728. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

          (2) Options and warrants exercisable within 60 days of the record date are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

          (3) Based on 64,904,670 shares of common stock issued and outstanding as of July 13, 2007.

          (4) Based on 63,472,895 shares of Series A Preferred Stock issued and outstanding as of July 13, 2007.

          (5) Based 9,988,513 shares of Series B Preferred Stock issued and outstanding as of July 13, 2007.

          (6) Based on 64,904,670 shares of common stock, 63,472,895 shares of Series A Preferred Stock and 9,988,513 shares of Series B Preferred Stock issued and outstanding as of July 13, 2007.

          (7) Includes 2,280,589 shares of common stock owned of record by Phoenix Enterprises Family Fund, LLC, an entity controlled by Mr. Sassower, 200,000 shares of common stock that Mr. Sassower has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007, 524,692 shares of common stock that Mr. Sassower has the right to acquire under outstanding warrants exercisable within 60 days after July 13, 2007, owned of record by The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, an entity controlled by Mr. Sassower, and 403,658 shares of common stock owned of record by The Philip S. Sassower 1996 Charitable Remainder Annuity Trust. Does not include 14,801,039 shares of common stock beneficially owned by Phoenix Venture Fund LLC, of which Mr. Sassower is the co-manager of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

          (8) Includes 1,288,891 shares of common stock that Mr. Holleran has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007.

          (9) Includes 930,417 shares of common stock that Mr. Rapisand has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007.

    (10) Includes 333,334 shares of common stock that Mr. Arends has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007.

    (11) Includes 45,625 shares of common stock owned of record by Tim Usher-Jones, the son of Mr. Usher-Jones, 45,625 shares of common stock owned of record by Michael Usher-Jones, the son of Mr. Usher-Jones, and 250,000 shares of common stock that Mr. Usher-Jones has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007.

    (12) Includes 200,000 shares of common stock that Mr. Goren has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007. Does not include 14,801,039 shares of common stock beneficially owned by Phoenix Venture Fund LLC, of which Mr. Goren is the co-manager of the managing member. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

    (13) Includes 200,000 shares of common stock that Mr. Leonardis has the right to acquire under outstanding options exercisable within 60 days after July 13, 2007.

    (14) Includes 13,117,453 shares of common stock that Phoenix Venture Fund LLC has the right to acquire under outstanding warrants exercisable within 60 days after July 13, 2007. Voting and investment power over the shares of stock owned by Phoenix Venture Fund LLC is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

    (15) Consists of 1,818,857 shares of common stock owned of record by and 511,198 shares of common stock subject to warrants exercisable within 60 days after July 13, 2007 owned by JAG Multi Investment LLC and 1,175,479 shares of common stock owned of record by Goren Brothers LP. Voting and investment power over the shares of common stock is held equally by Alex Goren and James Goren.

    (16) Includes 3,402,642 shares of common stock our directors and executive officers have the right to acquire under outstanding options exercisable within 60 days after July 13, 2007 and 524,692 shares of common stock our directors and executive officers have the right to acquire under outstanding warrants exercisable within 60 days after July 13, 2007. Does not include 14,801,039 shares of common stock beneficially owned by Phoenix Venture Fund LLC. Philip S. Sassower and Andrea Goren are co-managers of the managing member of Phoenix Venture Fund LLC. Mr. Sassower and Mr. Goren each disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

    (17) Includes 5,171,847 shares of Series A Preferred Stock owned of record by Phoenix Enterprises Family Fund, LLC and 7,135,973 shares of Series A Preferred Stock owned of record by The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, entities controlled by Mr. Sassower. Does not include 31,032,014 shares of Series A Preferred Stock beneficially owned by Phoenix Venture Fund LLC. Mr. Sassower is the co-manager of the managing member of Phoenix Venture Fund LLC. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

    (18) Voting and investment power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

    (19) Consists of 2,497,976 shares of Series A Preferred Stock owned of record by JAG Multi Investment LLC and 1,097,985 shares of Series A Preferred Stock owned of record by Goren Brothers LP. Voting and investment power over these shares is held equally by Alex Goren and James Goren.

    (20) Does not include 31,032,014 shares of Series A Preferred Stock beneficially owned by Phoenix Venture Fund LLC. Philip S. Sassower and Andrea Goren are co-managers of the managing member of Phoenix Venture Fund LLC. Mr. Sassower and Mr. Goren each disclaim any beneficial ownership of the shares held by Phoenix Venture Fund LLC.

FORWARD-LOOKING STATEMENTS

From time to time, we may provide information, whether orally or in writing, including certain statements in this Information Statement, which are deemed to be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”). These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “believe,” “plan,” “expect,” “intend,”  “anticipate,” “estimate,” “may,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended or using other similar expressions. We do not intend to update these forward-looking statements, except as required by law.

In accordance with the provisions of the Litigation Reform Act, we are making you aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Information Statement and other public statements we make. Such factors are discussed in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission, which we refer to as the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where our reports, proxy and information statements and other information regarding our company may be obtained free of charge.

The requisite stockholder vote for the action described in this Information Statement was obtained upon the delivery of written consents from the holders of a majority of our voting stock (which consists of our common stock, Series A Preferred Stock and Series B Preferred Stock), voting together as a single class. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE  REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

By Order of the Board of Directors,
Michael J. Rapisand
Chief Financial Officer

July   , 2007